Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-42839 on Form S-3 and Registration Statement Nos. 333-39003, 333-39005, 333-39007, 333-79557, 333-67610, 333-91956 and 333-121141 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Intermec, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Intermec, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
March 15, 2006